SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report: October 25, 2001

(Date or earliest date reported)

Commission File Number: 0-25790

PC MALL, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4518700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2555 West 190th Street
Torrance, CA 90504
(address of principal executive offices)
(310) 354-5600
(Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

(i)   Reference is made to the press release issued to the public by the registrant on October 23, 2001, the text of which is attached hereto as an exhibit, for a description of the events reported pursuant to this Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

99.1  Text of Press Release dated October 23, 2001 announcing unaudited consolidated financial results for the third quarter of 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 25, 2001		PC MALL, INC.

	By:	/s/ TED SANDERS Ted Sanders Chief Financial Officer

(Duly Authorized Officer of the Registrant and Principal Financial Officer)

Index to Exhibits

Exhibit Number	Description
99.1	Text of Press Release Dated October 23, 2001

Exhibit 99.1

PC Mall Reports Consolidated Third Quarter Earnings Per Share of $0.05, Up $0.12 Per Share Over Q3 2000

Fourth Consecutive Profitable Quarter, Reporting Trailing Twelve Months Consolidated Earnings Per Share of $0.45

Highlights:

  Core business income from operations for the quarter increase 45 percent to $1.1 million from $0.7 million for the comparable period last year.
  Consolidated third quarter net income of $0.5 million, or $0.05 per share, a $1.2 million, or $0.12 per share improvement from Q3 2000's loss of $0.7 million.
  Consolidated trailing twelve-month net income $4.7 million or $0.45 per share and EBITDA of $12.8 million or $1.22 per share.
  Consolidated Q3 2001 EBITDA of $2.3 million.
  Outbound Business sales for the quarter increase 4 percent sequentially and 3 percent over the comparable quarter last year.

PC Mall, Inc. (Nasdaq: MALL) today reported consolidated net income for the quarter ended September 30, 2001 of $0.5 million or $0.05 per share, a $1.2 million or $0.12 per share improvement from the net loss of $0.7 million for the comparable quarter a year earlier.  EBITDA for the quarter was $2.3 million, a $1.1 million improvement over last year's Q3.  PC Mall's Core business income from operations for the quarter rose 45 percent to $1.1 million from 2000's third quarter Core business income from operations of $0.7 million.

Frank Khulusi, Chairman, President and CEO of PC Mall, said, "This quarter is our fourth consecutive profitable quarter, and we have continued to achieve improved results by focusing on our Core business.  Our consolidated earnings over the trailing twelve-month period have improved $18.5 million or $1.77 per share from the previous trailing twelve-month period." Khulusi continued, "Prior to the tragedy in New York, we anticipated surpassing Q2 2001's consolidated sales and net income.  We believe that the tragedy and its impact on business activity during the crucial final weeks of the quarter prevented this from occurring."

Khulusi continued, "We are very encouraged by the progress of our Outbound business sales group, the focal point of our Core business strategy.   Despite a challenging technology market environment, we have experienced increased Outbound business sales from the prior quarter and comparable period last year."

Consolidated sales were sequentially unchanged from Q2 2001 at $172 million. Outbound business sales for the quarter increased four percent compared to Q2 2001 and consumer catalog sales increased two percent, offset by a 13 percent decline in eCOST.com sales.  Outbound business-to-business sales for the quarter also increased three percent from the comparable quarter a year ago while consumer catalog sales declined 13 percent.  eCOST.com sales increased three percent from the comparable quarter in 2000 but were offset by a 20 percent eLinux sales decline.  As a result, consolidated sales for the quarter declined nine percent to $172 million from a year ago.

The successful execution of the Company's strategies to grow Outbound business sales and tightly control overhead spending contributed to a 45 percent increase in Q3 2001 Core business operating earnings compared with Q3 2000.  The Company continued to focus its resources on expanding its Outbound business sales capabilities.  During the quarter, an additional Outbound sales office was opened in Southern California located in Orange County to complement the Company's Los Angeles County presence, and the Company's Midwest Outbound call center was relocated to a larger facility.  The Company also maintained its recruitment and training of Outbound account executives and enhanced its sales support capabilities.  Increased emphasis on networking, servers, storage and licensing product sales contributed to an 89 percent increase in software licensing sales and a 35 percent increase in networking sales for Q3 2001 compared with Q3 2000.

Core business sales for the quarter were $151 million, constituting a two percent increase sequentially from Q2 2001 but a decline of nine percent from Q3 2000 Core business sales of $167 million.  The impact of the sales and related gross profit decline for the quarter from Q3 2000 was more than offset by a 16 percent reduction in Core business SG&A from the comparable quarter a year ago.

PC Mall's subsidiaries eCOST.com and eLinux significantly improved their quarterly operating results from a year ago. eCOST.com achieved its third consecutive EBITDA positive quarter, reporting breakeven income from operations for the quarter compared with a loss from operations of $0.5 million in Q3 2000.  eLinux, PC Mall's Outbound sales unit focused on Linux-based solutions, reported a loss from operations for the quarter of $0.1 million, a 79 percent improvement over Q3 2000's loss from operations of $0.5 million.

PC Mall's cash position remained strong throughout the quarter. For the trailing twelve-month period, EBITDA was $12.8 million and resulted in a 150 percent increase in working capital from the comparable period a year ago.  Cash at the end of the quarter was $6.4 million, and borrowings on the working capital facility were $3.6 million.  The sequential decline in cash and increase in borrowings from Q2 2001 reflected the aggressive early pay-down of vendor payables to take advantage of early-pay discounts.  Discounts earned for the quarter increased 71 percent compared with Q3 2000.

"We are continuing to see the effects of the Sept. 11th tragedy and its aftermath in our marketplace," said Khulusi. "Given the uncertainties of the current business environment, it is difficult to know what this Christmas season will hold, but it is reasonable to expect that this year's fourth quarter results will be less than the fourth quarter of last year."

About PC Mall

PC Mall is a rapid response supplier of technology solutions for business, government and educational institutions as well as consumers.  More than 100,000 different products from companies such as Compaq, Microsoft, Apple, IBM and Hewlett-Packard are marketed to business customers using relationship based outbound telemarketing, catalogs and the Internet (http://www.pcmall.com, http://www.macmall.com, http://www.ecost.com, http://www.elinux.com).  Customer orders are rapidly filled by the Company's distribution center strategically located near FedEx's main hub or by PC Mall's extensive network of distributors, one of the largest networks in the industry.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  The realization of any or all of these expectations is subject to a number of risks and uncertainties and it is possible that the assumptions made by management may not materialize causing actual results to differ materially from the forward looking statements.  In that regard, there can be no assurance that the transition in the Company's business strategy to an increasingly Outbound sales model will be successful, that productivity can be increased, that profitability can be optimized, that infrastructure investments in the Company's Outbound business will result in expanded market share, or that PC Mall will be profitable in the fourth quarter of 2001 or for the ensuing periods.  There can be no assurance that the focus on eLinux's profitability will succeed or result in bottom line improvements, or that eLinux's sales and business models prove successful, or that eLinux will continue to make progress towards achieving profitability.  There also can be no assurance that the growth in Outbound sales will continue, that Core business sales will rebound to historic levels, or that cost reductions, EBITDA or profitability for the Company's Core business and eCOST.com will continue or improve.  In addition to the factors set forth above, other important factors that could cause actual results to differ materially from our expectations include: competition from companies either currently in the market or entering the market; competition from other catalog and retail store resellers and price pressures related thereto; uncertainties surrounding the supply of and demand for products manufactured by and compatible with Linux or Apple Computer; our reliance on Apple Computer, IBM, Hewlett-Packard, Compaq and other vendors; and risks due to shifts in market demand and/or price erosion of owned inventory. This list of risk factors is not intended to be exhaustive. Reference should also be made to the risk factors set forth from time to time in the Company's SEC reports, including but not limited to those set forth in the section entitled "Certain Factors Affecting Future Results" in its Annual Report on Form 10-K for 2000.

Note to Editors: Linux is a registered trademark of Linus Torvalds.

PC Mall, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2001	2000	2001	2000
Net sales	$171,904	$187,187	$542,235	$620,216
Cost of goods sold	152,975	165,857	483,108	554,792
Gross profit	18,929	21,330	59,127	65,424
Selling, general and administrative expenses	17,986	21,605	54,914	75,830
Income (loss) from operations	943	(275)	4,213	(10,406)
Interest income (expense), net	(159)	(409)	(545)	(583)
Income (loss) before income taxes	784	(684)	3,668	(10,989)
Income tax provision	291	30	1,358	30
Income (loss) before effect of cumulative change in accounting principle	493	(714)	2,310	(11,019)
Effect of cumulative change in accounting principle	-	-	-	(536)
Net income (loss)	$493	$(714)	$2,310	$(11,555)

Earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.05	$(0.07)	$0.22	$(1.06)
Cumulative change in accounting principle	-	-	-	(0.05)
	$0.05	$(0.07)	$0.22	$(1.11)

Diluted Earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.05	$(0.07)	$0.22	$(1.06)
Cumulative change in accounting principle	-	-	-	(0.05)
	$0.05	$(0.07)	$0.22	$(1.11)
Basic weighted average number of shares outstanding	10,434	10,423	10,434	10,414
Diluted weighted average number of shares outstanding	10,651	10,423	10,487	10,414

PC Mall, Inc.
CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

	September 30,	December 31,
	2001	2000
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,444	$12,195
Accounts receivable, net of allowance for doubtful accounts	41,656	54,970
Inventories	32,049	35,838
Prepaid expenses and other current assets	1,931	2,489
Deferred income taxes	2,047	2,047
Total current assets	84,127	107,539
Property and equipment, net	12,047	14,928
Goodwill, net	10,925	11,316
Deferred income taxes	2,380	3,738
Other assets	787	45
	$110,266	$137,566
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$45,585	$59,294
Accrued expenses and other current liabilities	11,329	12,963
Deferred revenue	5,750	7,204
Line of credit	3,579	17,315
Capital leases - current portion	471	573
Notes payable - current portion	1,000	6
Total current liabilities	67,714	97,355
Capital leases - long term	234	562
Notes payable - long term	500	141
Total liabilities	68,448	98,058

Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.001 par value; 15,000,000 shares authorized; 10,433,866 shares issued and outstanding at September 30, 2001 and December 31, 2000	11	11
Additional paid-in capital	74,403	74,403
Treasury stock at cost: 15,000 shares	(91)	(91)
Retained earnings (accumulated deficit)	(32,505)	(34,815)
Total stockholders' equity	41,818	39,508
	$110,266	$137,566